UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

current report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 2, 2010
(Date of Report (Date of Earliest Event Reported))

SOVRAN SELF STORAGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction Of Incorporation)	1-13820 (Commission File Number)	16-1194043 (I.R.S. Employer Identification Number)

6467 Main Street
Williamsville, New York 14221
(Address of Principal Executive Offices)

(716) 633-1850
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On November 2, 2010, the Board of Directors of Sovran Self Storage, Inc. (the "Company") adopted a revised fee schedule for non-employee directors ("Outside Directors") effective commencing for the year 2010.  A schedule of these fees is included in this Report as Exhibit 10.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 5, 2010	SOVRAN SELF STORAGE, INC. By /s/ DAVID L. ROGERS Name: David L. Rogers Title: Chief Financial Officer

Exhibit 10.1

OUTSIDE DIRECTOR FEE SCHEDULE

Annual Board Retainer	-	$40,000

Audit Committee Chair Annual Retainer	-	$15,000
Audit Committee Member Annual Retainer	-	$ 7,500

Compensation Committee Chair Annual Retainer	-	$ 7,500
Compensation Committee Member Annual Retainer	-	$ 3,000

Governance Committee Chair Annual Retainer	-	$ 7,500
Governance Committee Member Annual Retainer	-	$ 2,500

Lead Director Fee	-	$ 5,000

Specially called meeting fee	-	$ 1,000

               In addition to the fees set forth above, each Outside Director is granted options and restricted stock under the 2009 Outside Directors' Stock Option and Award Plan (the "2009 Directors' Plan").  The 2009 Directors' Plan provides that upon an Outside Director's initial election or appointment such director is granted an option to acquire 3,500 shares of common stock of the Company at the fair market value of the common stock on the date of grant and that  as of the close of each annual shareholders' meeting after an Outside Director's initial appointment or election, each Outside Director is granted an option to acquire an additional 2,000 shares of common stock at the fair market value of the common stock on the date of grant.  In addition, the 2009 Directors' Plan provides each Outside Director with a grant annually of a number of shares of restricted stock equal to the base annual fee paid to such Outside Director multiplied by 0.8 and divided by the fair market value of a share of common stock of the Company on the date of grant.

               Under the Company's Deferred Compensation Plan for Directors, an Outside Director may elect to have all or part of director fees credited to a deferred compensation account in the form of units equivalent to shares of the Company's common stock.